                                                  This filing is made pursuant
                                                  to Rule 424(b)(3) under
                                                  the Securities Act of
                                                  1933 in connection with
                                                  Registration No. 333-58857

PROSPECTUS SUPPLEMENT NO. 1 TO
PROSPECTUS DATED JULY 23, 1998


                               INGRAM MICRO INC.

                 $1,330,000,000 PRINCIPAL AMOUNT AT MATURITY OF
               ZERO COUPON CONVERTIBLE SENIOR DEBENTURES DUE 2018
                                      AND
                        SHARES OF CLASS A COMMON STOCK,
          PAR VALUE $0.01 PER SHARE, ISSUABLE UPON CONVERSION THEREOF


     This Prospectus Supplement relates to the resale by the holders (the "Selling Securityholders") of Zero Coupon Convertible Senior Debentures due 2018 (the "Debentures") of Ingram Micro Inc. (the "Company") and the shares of Class A Common Stock, par value $0.01 per share ("Common Stock"), of the Company issuable upon the conversion of the Debentures (the "Conversion Shares").

     This Prospectus Supplement should be read in conjunction with the Prospectus dated July 23, 1998, which is to be delivered with this Prospectus Supplement. All capitalized terms used herein but not defined in this Prospectus Supplement shall have the meanings given them in the Prospectus.


     The table below sets forth information as of the date hereof concerning beneficial ownership of the Debentures and Common Stock by the Selling Securityholders therein listed. All information concerning beneficial ownership has been furnished by the Selling Securityholders.


                           PRINCIPAL
                           AMOUNT OF                         NUMBER          OTHER
                           DEBENTURES    PERCENTAGE OF   OF CONVERSION     SHARES OF     PERCENTAGE OF      PERCENTAGE OF
                              THAT        DEBENTURES      SHARES THAT     COMMON STOCK    COMMON STOCK      COMMON EQUITY
          NAME            MAY BE SOLD     OUTSTANDING    MAY BE SOLD(1)       HELD       OUTSTANDING(2)   OUTSTANDING(2)(3)
          ----            ------------   -------------   --------------   ------------   --------------   -----------------
Aristeia International
  Limited...............  $ 15,000,000       1.1%            82,425            0                 *                *
Aristeia Trading
  L.L.C.................  $ 15,000,000       1.1%            82,425            0                 *                *
BZW Securities
  Limited...............  $ 17,000,000       1.3%            93,415            0                 *                *
Deutsche Bank A.G. .....  $125,000,000       9.4%           686,875            0              1.8%                *
Highbridge Capital
  Corporation...........  $  5,000,000          *            27,475            0                 *                *
Kennilworth Partners LP
  II....................  $114,900,000       8.6%           631,375            0              1.6%                *
Morgan Stanley Dean
  Witter................  $128,100,000       9.6%           703,909            0              1.8%                *
Q Investments, L.P. ....  $ 27,500,000       2.1%           151,112            0                 *                *
R(2) Investments, LDC...  $ 22,500,000       1.7%           123,637            0                 *                *
Shepherd Investments
  International Ltd. ...  $ 76,500,000       5.8%           420,367            0              1.1%                *


                          PERCENTAGE OF VOTING
                                POWER OF
                             COMMON EQUITY
          NAME            OUTSTANDING(2)(3)(4)
          ----            --------------------
Aristeia International
  Limited...............           *
Aristeia Trading
  L.L.C.................           *
BZW Securities
  Limited...............           *
Deutsche Bank A.G. .....           *
Highbridge Capital
  Corporation...........           *
Kennilworth Partners LP
  II....................           *
Morgan Stanley Dean
  Witter................           *
Q Investments, L.P. ....           *
R(2) Investments, LDC...           *
Shepherd Investments
  International Ltd. ...           *


---------------
 *  Less than 1%.

(1) Assumes conversion of the full amount of Debentures held by such holder at the initial conversion rate of 5.495 shares of Common Stock per $1,000 principal amount at maturity of Debentures; such conversion rate is subject to adjustment as described under "Description of Debentures -- Conversion of Debentures." Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Debentures; cash will be paid in lieu of fractional shares, if any.


(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 38,271,346 shares of Common Stock outstanding as of April 4, 1998, treating as outstanding the number of Conversion Shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Debentures but not assuming the conversion of the Debentures of any other holder.


(3) Based upon 99,664,302 shares of Class B Common Stock outstanding as of April 4, 1998. See "Description of Capital Stock" in the Prospectus.

(4) Each share of Common Stock entitles the holder to one vote on each matter submitted to a vote of the Company's shareowners and each share of Class B Common Stock entitles the holder to ten votes on each such matter. See "Description of Capital Stock -- Common Equity -- Voting Rights" in the Prospectus.

                            ------------------------

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS" COMMENCING ON PAGE 6 OF THE PROSPECTUS.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 23, 1998.